Exhibit 10.4

Executive Incentive Plan for Fiscal 2006

The following is a description of the Company’s executive incentive plan for the Company’s fiscal year ending March 31, 2006. Participants in the plan include the Company’s Chief Executive Officer and all other executive officers. The Compensation Committee (the “Committee”) is responsible for determining the payout under the plan to each executive officer except the Chief Executive Officer. The Board of Directors of the Company determines the payout under the plan for the Chief Executive Officer, taking into account the recommendation received from the Committee.

Pursuant to the plan, the Committee designated for each executive officer a target cash incentive amount, expressed as a percentage of the officer’s base salary. In establishing these targets, the Committee based its decision for each officer on the level of total compensation including base salary, cash incentive and equity paid by similar companies for comparable positions based on market data compiled by external consulting firms.

The amount of the incentive award actually paid to each executive officer may be less than or greater than the executive’s target cash incentive with the amount capped at 156% of the target incentive. Individual incentive awards will be determined following the end of fiscal 2006 based on the following factors and their corresponding weightings:

•	the Company’s net income for fiscal 2006 as compared to the target established by the Committee – 40%

•	the executive’s achievement of individual, measurable objectives during fiscal 2006, as determined by the Committee for all executives with the exception of the Chief Executive Officer, who is evaluated by the Board of Directors – 40%

•	the executive’s overall contribution during fiscal 2006 towards the achievement of the Company’s financial and non-financial objectives – 20%

The following table sets forth each current officer’s target cash incentive for fiscal 2006.

Executive Officer	Title	Target Incentive
Gregory J. Yurek	Chief Executive Officer and President	$227,500
Terry M. Winter	Chief Operating Officer	$86,667
Kevin M. Bisson	Senior VP, Chief Financial Officer and Treasurer	$92,840
Alexis P. Malozemoff	Executive VP and Chief Technical Officer	$73,438
Stuart C. Karon	VP, Business Development	$59,500
Thomas M. Rosa	VP, Finance and Accounting	$37,125